As filed with the Securities and Exchange Commission on April 12, 2001 Commission File Number 0-29804
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                 eClickMD, Inc.
             (Exact name of registrant as specified in its charter)

            NEVADA                         7374                  82-0255758
(State or other jurisdiction of (Primary standard industrial   (IRS employer
 incorporation or organization)    Classification number) identification number)

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                             2000 Stock Option Plan
                            2000 Director Option Plan
    Consulting Agreement between eClickMD, Inc and Joff Pollon and Associates
            Consulting Agreement between eClickMD, Inc and Eugene Fry
         Consulting Agreement between eClickMD, Inc and Robert Phillips
                            (Full title of the plan)


                                  201 East Main
                               Brady, Texas 76825
                                 (915) 792-8400
          (Address and telephone number of principal executive offices)
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                           8200 Cameron Rd., Suite 170
                               Austin, Texas 78754
                    (Address of principal place of business)
                       -----------------------------------
                     Marion R. Rice, Chief Executive Officer
                                 eClickMD, Inc.
                                  201 East Main
                               Brady, Texas 76825
                                 (915) 792-8400
            (Name, address and telephone number of agent for service)
                       ----------------------------------

                                   Copies to:
                               Frank Hariton, Esq.
                              1065 Dobbs Ferry Road
                          White Plains, New York 10607
                              Phone: (914) 674-4373
                               Fax: (914) 693-2963


                         CALCULATION OF REGISTRATION FEE


Title of                                   Proposed             Proposed
Securities                                 Maximum              Maximum
To be                  Amount to be        Offering Price       Aggregate        Amount of
Registered             Registered          Per Share            Offering Price   Registration Fee
----------             ----------          ---------            --------------   ----------------
Common Stock           1,521,385           $ 0.15               $ 228,207        $ 57.05 (3)
Par value $.001        shares (1)
Per share

Common Stock           1,072,379           $ 2.50               $ 2,680,947      $ 670.23 (3)
Par value $.001        shares (1)
Per share

Common Stock           100,000             $ 0.15               $ 15,000         $ 3.75 (3)
Par value $.001        shares (2)
Per share

Common Stock           400,000             $ 2.50               $ 1,000,000      $ 250.00 (3)
Par value $.001        shares (2)
Per share

Common Stock           770,000             $ 0.71               $ 546,700        $ 136.67 (5)
Par value $.001        shares (4)
Per share

Common Stock           200,000             $ 2.50               $ 500,000        $ 125.00
Par value $.001        shares (6)
Per share

Total                  4,063,764                                $ 4,970,854      $ 1,242.70
                       shares

(1) Represents 2,593,764 shares reserved for issuance upon the exercise of options pursuant to the Registrant's 2000 Stock Option Plan. Option grants of 1,521,385 shares with a weighted average exercise price $ 0.15 per share are outstanding and none have been exercised. A balance of 1,072,379 are reserved and remain ungranted under the Plan.

(2) Represents 500,000 shares reserved for issuance upon the exercise of options pursuant to the Registrant's 2000 Director Option Plan which shall be issued pursuant to Rule 144 under the Securities Act. Option grants of 100,000 shares with a weighted average exercise price $ 0.15 per share are outstanding and none have been exercised. A balance of 400,000 shares are reserved and remain ungranted under the Plan.

(3) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the declared fair market value as of December 31, 2000.

(4) Represents 770,000 shares of Common Stock to be issued to certain consultants upon exercise of options granted at a weighted average exercise price of $0.71 per share as compensation for services rendered pursuant to consulting agreements.

(5) Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.

(6) Represents 200,000 shares of Common Stock to be issued to certain consultants as compensation for services rendered pursuant to consulting agreements

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement on Form S-8 (the "Registration Statement") of eClickMD, Inc., a Nevada corporation, (the "Registrant") covers 4,063,764 shares of the Registrant's common stock, par value $.001 per share ("Common Stock").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

         1) The Company's annual report on Form 10-KSB/A for the Year ended December 31, 2000.

         2) All additional reports filed by the Company with the Commission pursuant to section 13(a), 14(c) or 15(d) of the Exchange Act after December 31, 1999.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         General. The Registrant is authorized to issue fifty million (50,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Registrant has 11,875,289 shares of Common Stock and no shares of Preferred Stock issued and outstanding at April 2, 2001. The Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares.

Common Stock. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Dividend Policy. The Registrant has not declared or paid cash dividends or made distributions on either its common or preferred shares in the past, and the Registrant does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Registrant has not entered into any credit or other agreements that would restrict its ability to pay dividends, however, the Registrant currently intends to retain and reinvest future earnings, if any, to finance its operations.

Transfer Agent.

         The transfer agent for the Registrant's common stock  is :

         Continental Stock and Trust Company
         Two Broadway,  19th Floor
         New York, New York 10004


Item 5.  Interests of Named Experts and Counsel.

         Frank, J. Hariton, Esq. Counsel to the Registrant, is the holder of an option to purchase 5,000 shares of common stock with an exercise price of $.001 which expire April 6, 2006

Item 6.  Indemnification of Directors and Officers.

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada Revised Statutes indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied.

The Nevada Revised Statutes expressly make indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. The Nevada Revised Statutes also permit a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification.

The Nevada Revised Statutes also provide that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 78.751 of the Nevada Revised Statues.

The Company's articles of incorporation and bylaws do contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. The Company has indemnified its officers and directors to the full extent permitted by the above referenced statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

5.1      *  Opinion of Frank J Hariton, Esq.
22.1     *  Consent of Independent Public Accountants
22.2     *  Consent of Frank J Hariton, Esq included in exhibit 5.1
99.1     2000 Stock Option Plan dated August 22, 2000 filed by reference (1)
99.2     2000 Director Option Plan dated August 22, 2000 filed by reference (1)
99.3     * Consulting Agreement between the Registrant and Joff Pollon and
           Associates
99.4     * Option Agreement, Joff Pollon and Associates
99.5     * Consulting Agreement between the Registrant and Eugene Fry
99.6     * Option Agreement, Eugene Fry
99.7     * Option Agreement, Eugene Fry
99.8     * Option Agreement, Eugene Fry
99.9     * Consulting Agreement between the Registrant and Robert Phillips
99.10    * Option Agreement, Robert Phillips
99.11    * Option Agreement, Robert Phillips
99.12    * Option Agreement, Robert Phillips

*  filed herewith

(1) Incorporated by reference to the Company's Definitive Information Statement on Form DEF 14-C filed with the Securities and Exchange Commission of August 8, 2000

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brady, Texas on the 10th day of April, 2001.

eClickMD, INC.

By: /s/ MARION R. RICE
    ------------------------
    Marion R. Rice, CEO

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of April, 2001.


NAME                                    TITLE                    DATE SIGNED


By: /s/ MARION ROBERT RICE          Chairman and CEO            April 11, 2001
    ---------------------------     (Principal Executive,
    Marion Robert Rice              Financial and Accounting Officer)


By: /s/ ANDY W. MCBEE               Director and Assistant      April 11, 2001
    ---------------------------     Secretary
    Andy W. McBee


By: /s/ RICHARD F. CORLIN, MD       Director                    April 11, 2001
    ---------------------------
    Richard F. Corlin, MD